                                  EXHIBIT 10.13

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of August 1, 2001, by and among Sorrento Networks Corporation, a New Jersey corporation, with headquarters located at 9990 Mesa Rim Road, San Diego, CA 92121 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

                                    WHEREAS:

     A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act") and Section 4(2) promulgated under the 1933 Act.

     B. The Company has authorized the issuance of $32.2 million principal amount of its 9.75% Senior Convertible Debentures due August 2, 2004 (collectively, the "Debentures"), which shall be convertible in accordance with the terms of the Debentures into: (i) shares of (x) the Company's common stock, par value $0.30 per share (the "Common Stock"), or (ii) shares of the Company's Series F Preferred Stock, par value $.01 per share (the "Preferred Shares") (to the extent Preferred Shares are issuable in lieu of Common Stock pursuant to the terms of the Debentures) (as converted into Common Stock or Preferred Shares, the "Conversion Shares"), all in accordance with the terms of the Debentures.

     C. The Buyers severally wish to purchase, upon the terms and conditions stated in this Agreement (i) in the case of all Buyers except Crescent International Ltd. ("Crescent"), such Debentures in the form attached hereto as Exhibit A-1 in the respective amounts set forth opposite each Buyer's name on the Schedule of Buyers, and in the case of Crescent, such Debentures in the form attached hereto as Exhibit A-2 in the amount set forth opposite Crescent's name on the Schedule of Buyers, and (ii) warrants (the "Warrants") to purchase (i) up to one (1) share of Common Stock for each $9.61 principal amount of Debentures purchased by such Buyer on the Closing Date or (to the extent Preferred Shares are issuable in lieu of Common Stock pursuant to the terms of the Warrants) (ii) one-tenth (1/10th) of a Preferred Share for each share of Common Stock (to the extent Preferred Shares are issuable in lieu of Common Stock pursuant to the terms of the Warrants) (as exercised collectively, the "Warrant Shares"), such Warrants to be in the form attached hereto as Exhibit B.

     D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.




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     E. The location of defined terms in this Agreement is set forth on the
Index of Terms attached hereto.

     NOW THEREFORE, the Company and the Buyers hereby agree as follows:

     1. PURCHASE AND SALE OF DEBENTURES AND WARRANTS.

          a. Purchase of Debentures and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally agrees to purchase from the Company, the respective principal amount of Debentures, together with the related Warrants, set forth opposite such Buyer's name on the Schedule of Buyers (the "Closing"). Notwithstanding the foregoing, in the event that at any time following the first anniversary of the Closing Date, the Conditions to Cancellation of Right to Exercise Warrants (as defined below) are satisfied, then the Company shall have the right to send a written notice (the "Warrant Cancellation Notice") to the Buyers on the Business Day (as defined below) immediately after the Measuring Period (as defined below) indicating that the right of the Buyers to further exercise their Warrant will terminate on the twentieth (20th) trading day (the "Warrant Cancellation Date") following receipt of such written notice as to the Warrant for which the Buyer has not delivered an Exercise Notice (as defined in the Warrants) as of such termination date. "Conditions to Cancellation of Right to Exercise Warrants" means the following conditions: (i) the Registration Statement shall have been declared effective on or prior to the Effectiveness Deadline (as defined in the Registration Rights Agreement) and on each day during the period beginning on the effectiveness of the registration statement filed pursuant to Section 2(a) of the Registration Rights Agreement (the "Registration Statement") and ending on and including the Warrant Cancellation Date, the Registration Statement shall be effective and available for the sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) required to be included in such Registration Statement and there shall not have been any Grace Periods (as such term is defined in the Registration Rights Agreement); (ii) on each day during the period beginning on the Closing Date and ending on the Warrant Cancellation Date, the Common Stock is designated for quotation on the Nasdaq National Market ("NASDAQ") or The New York Stock Exchange, Inc. (the "NYSE") and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the Warrant Cancellation Date due to business announcements by the Company) nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the Closing Date and ending on and including the Warrant Cancellation Date, there shall not have occurred (A) an event constituting a Triggering Event (as defined in the Debentures) or Event of Default (as defined in the Debentures),
(B) an event that with the passage of time and without being cured would constitute a Triggering Event, or (C) the public announcement of a pending, proposed or intended Change of Control (as defined in the Debentures), unless such pending, proposed or intended Change of Control has been terminated, abandoned or consummated and the Company has publicly announced such termination, abandonment or consummation of such Change of Control; (iv) during the period beginning on the Closing Date and ending on and including the Warrant Cancellation Date, the Company shall have delivered Conversion Shares upon conversion of the Debentures and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in the


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Debentures and Section 2(a) and 2(b) of the Warrants, respectively; (v) unless the NASD Approval (as defined in the Debentures) has been obtained on or prior to the NASD Deadline (as defined in the Debentures), on the earlier to occur of
(A) the Stockholder Meeting Deadline and (B) the next meeting of the stockholders, the Company shall have received the Shareholder Approval; (vi) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due, whether as interest, fees or penalty payments, pursuant to this Agreement, the Debentures, the Registration Rights Agreement or the Warrants; and (vii) the Closing Sale Price (as defined in the Debentures) on each of any twenty (20) consecutive trading days (the "Measuring Period") following the first anniversary of the Closing Date and ending within five (5) Business Days of the delivery of the Warrant Cancellation Notice is equal to or greater than 175% of the Conversion Price (as defined in the Debentures) for the Debentures on the Closing Date (subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events). "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed. The purchase price (the "Purchase Price") for the Debentures and the related Warrants being acquired by each Buyer shall be the principal amount of the Debentures.

          b. The Closing. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City time, on August 2, 2001 (or such later date as is mutually agreed to by the Company and the Buyers) subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7. The Closing shall occur on the Closing Date at the offices of Bingham Dana LLP, 399 Park Avenue, New York, New York 10022.

          c. Form of Payment. On the Closing Date, (A) each Buyer shall pay the Company for the Debentures and the related Warrants to be issued and sold to such Buyer on the Closing Date, by wire transfer of immediately available funds in accordance with the Company's written wire instructions provided to the Buyers at least two (2) days prior to the Closing Date, less (1) the amount transferred by such Buyer as set forth on the Schedule of Buyers to an account (the "Escrow Account") maintained with the Bank of New York (the "Escrow Agent") pursuant to the terms of the Escrow Agreement dated August 1, 2001 among the Company, the Buyer and the Escrow Agent (the "Escrow Agreement") in the form attached hereto as Exhibit F and (2) any amount withheld at the Closing for expenses pursuant to Section 4(k), and (B) the Company shall deliver to each Buyer Debentures (in the denominations as such Buyer shall request) representing the principal amount of Debentures which such Buyer is then purchasing hereunder, along with warrants representing the related Warrants, in each case, duly executed on behalf of the Company and registered in the name of such Buyer.

          d. Escrow. Amounts held in the Escrow Account shall be released to the Company or the Buyers, as the case may be, as set forth in the Debentures and the Escrow Agreement.

     2. BUYER'S REPRESENTATIONS AND WARRANTIES.

     Each Buyer represents and warrants with respect to only itself that:

          a. Investment Purpose. Such Buyer (i) is acquiring the Debentures and the Warrants, (ii) upon conversion of the Debentures owned by it, will acquire the Conversion Shares then issuable and (iii) upon exercise of the Warrants held by it, will acquire the Warrant Shares issuable upon exercise thereof (the Debentures, the Conversion Shares, the Interest Payment Shares (as defined in those certain Debentures held by any Buyer other than Crescent), the Commitment Fee Payment Shares (as defined in those certain Debentures held by Crescent) the Warrants and the Warrant Shares collectively are referred to herein as the "Securities") for its own account for investment only and not with a present view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time, provided further, however, that such disposition shall be in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

          b. Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D under the 1933 Act.

          c. Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

          d. Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained in this Agreement.

          e. No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

          f. Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities.

          g. Legends. Such Buyer understands that the Debentures and Warrants and, until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THE SECURITIES.

The legend set forth above shall be removed, and the Company shall reissue the relevant securities without such legend to the holder of the Securities upon which it is stamped, if, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k).

          h. Authorization; Enforcement; Validity. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and are valid and binding agreements of such Buyer enforceable against such Buyer in accordance with their terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          i. Residency. Such Buyer is a resident of that country or state specified in its address on the Schedule of Buyers.

          j. Series A Preferred Stock. The Buyers acknowledge that they are aware that the Company's Subsidiary, Sorrento Networks, Inc., a Delaware corporation (the "Sorrento Subsidiary") has outstanding a class of Series A Preferred Stock (the "Series A") and that certain holders of the Series A have exercised their right to put the Series A shares to the Sorrento Subsidiary pursuant to an Investors Rights Agreement dated March 3, 2000 among the Sorrento Subsidiary and all such holders.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the Buyers that:

          a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns 25% or more of the capital stock or other equity or similar interests or owns capital stock or holds an equity or similar interest which ownership entitles the Company to elect 25% or more of the board of directors or similar governing body of such entity) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or other power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, prospects or condition (financial or otherwise) of the Company, individually, or of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below). A complete list of entities in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest is disclosed in the Company's 10K filing.

          b. Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Debentures, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5) and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"), and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Debentures, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion thereof, the issuance of the Warrants and the reservation for issuance and the issuance of the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. The Transaction Documents have been duly executed and delivered by the Company. The Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

          c. Capitalization. As of the date hereof, the capitalization of the Company, including its authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to Company's stock plans and the number of shares issuable and reserved for issuance pursuant to the securities exercisable for, or convertible into or exchangeable for, any shares of Common Stock is set forth in Schedule 3(c) hereto. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable, except for certain option exercises for which consideration has not yet been received as disclosed on the Company's 10-K as of January 31, 2001. Except as disclosed in Schedule 3(c), (A) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights (arising under New Jersey law, California law, the Company's Certificate of Incorporation or By-laws or any agreement or instrument to which the Company is a party) or any liens or encumbrances granted or created by the Company; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries; (C) there are no outstanding material debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its subsidiaries or by which the Company or any of its subsidiaries is or may become bound except as reported in the Company's annual report on Form 10K for the year ended January 31, 2001 and quarterly report on form 10Q for the quarter ended April 30, 2001;
(D) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement); (E) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries except for the put right of the Series A shares in the Sorrento Subsidiary which has been exercised and is solely the obligation of the Sorrento Subsidiary; (F) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement; (G) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (H) the Company and its Subsidiaries have no liabilities or obligations required to be disclosed in the SEC Documents (as defined herein) but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries' respective businesses since January 31, 2001 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company has furnished to each Buyer true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as amended and as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable or exchangeable for Common Stock and the material rights of the holders thereof in respect thereto except for stock options granted under any benefit plan or stock option plan of the Company approved by the Board of Directors of the Company. The Company specifically represents, warrants and agrees that, in accordance with the Company's Rights Agreement which has been authorized by its Board of Directors but not yet implemented (the "Rights Plan"), regardless of the number of Conversion Shares and Warrant Shares of which each Buyer is deemed the Beneficial Owner (as defined in the Rights Plan), none of the Buyers is intended to be or will be deemed to be an Acquiring Person within the meaning of the Rights Plan because of the acquisition of the Securities (including the Conversion Shares and Warrant Shares) pursuant to this Agreement, and the acquisition of the Securities (including the Conversion Shares and Warrant Shares) pursuant to this Agreement, shall not, under any circumstances, trigger a Distribution Date within the meaning of the Rights Plan; provided, however, that only Securities (including the Conversion Shares and Warrant Shares) acquired pursuant to this Agreement shall be deemed excluded from the number of shares of Common Stock deemed beneficially owned by each Buyer in determining whether such Buyer is an Acquiring Person within the meaning of the Rights Plan.

          d. Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms of the applicable Transaction Documents, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof, and shall not be subject to pre-emptive rights or other similar rights of stockholders of the Company. As of the Closing, at least 11,731,437 shares of Common Stock (subject to adjustment pursuant to the Company's covenant set forth in Section 4(f) below) will have been duly authorized and reserved for issuance upon conversion of the Debentures and exercise of the Warrants. Upon conversion or issuance in accordance with the Debentures or the Warrants, as applicable, the Conversion Shares, the Interest Payment Shares, the Commitment Fee Payment Shares and the Warrant Shares, as the case may be, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Based, in part, on reliance on the representations and warranties of each of the Buyers in the Transaction Documents, the issuance by the Company of the Securities is exempt from registration under the 1933 Act.

          e. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares) will not (i) result in a violation of the Certificate of Incorporation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, By-laws or their organizational charter or by-laws, respectively. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as specifically contemplated by this Agreement, as required under the 1933 Act, or as required by Blue Sky filings, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents. Except as disclosed in Schedule 3(e), all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not in violation of the listing requirements of the Principal Market, and has no actual knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future.

          f. SEC Documents; Financial Statements. Since January 31, 1999, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of the date of filing of such SEC Documents, such SEC Documents, as they may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to any Buyer which is not included in the SEC Documents, including, without limitation, information referred to in Section 2(d), contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries nor any of their officers, directors, employees or agents have provided the Buyers with any material, nonpublic information. As of the date hereof, the Company meets the requirements for use of Form S-3 for registration of the resale of Registrable Securities (as defined in the Registration Rights Agreement). The Company is not required to file and will not be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date hereof and to which the Company is a party or by which the Company is bound which has not been previously filed as an exhibit to its reports filed with the SEC under the 1934 Act.

          g. Absence of Certain Changes. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended January 31, 2001 or Quarterly Report on Form 10-Q for the period ended April 30, 2001, since January 31, 2001, there has been no change or development that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended January 31, 2001 or the Quarterly Report on Form 10-Q for the period ended April 30, 2001, since January 31, 2001, the Company has not declared or paid any dividends, and as of the date hereof, has not sold any assets, individually or in the aggregate, in excess of $500,000 outside of the ordinary course of business or had capital expenditures, individually or in the aggregate, in excess of $3,000,000.

          h. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, except as expressly set forth in Schedule 3(h) or, with respect to the Company and its Subsidiaries, to the extent that any such action or threatened action does not set forth potential liability, claims or charges individually in excess of $500,000, or in the aggregate in excess of $2,000,000. Except as set forth in
Schedule 3(h), to the knowledge of the Company, none of the directors or officers of the Company have been a party to any securities related litigation during the past five years. To the best knowledge of the Company, Schedule 3(h) contains a complete list and summary description of any pending, or to the knowledge of the

Company, threatened proceeding against or affecting the Company or any of its Subsidiaries, without regard to whether it could have a Material Adverse Effect.

          i. Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any of the Buyers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

          j. No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the issuance of the Debentures and the Warrants contemplated by this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws and which has not been publicly disclosed.

          k. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of any of the Securities.

          l. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance by the Company of any of the Securities under the 1933 Act or cause this offering of any of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act or, except as set forth on Schedule 3(l), any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its Subsidiaries take any action or steps that would require registration of the issuance by the Company of any of the Securities under the 1933 Act or, except as set forth on Schedule 3(l), cause the offering of the Securities to be integrated with other offerings.

          m. Employment Matters; ERISA Matters. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer, to the best knowledge of the Company and its Subsidiaries, is or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect. There are no pending investigations involving the Company or any of its Subsidiaries by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company or any of its Subsidiaries. No representation question exists respecting the employees of the Company or any of its Subsidiaries, and no collective bargaining agreement or modification thereof is currently being negotiated by the Company or any of its Subsidiaries. No grievance or arbitration proceeding is pending under any expired or existing collective bargaining agreements of the Company or any of its Subsidiaries. No material labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent. Every employee benefit plan (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Company or any of member of its controlled group (determined in accordance with Section 4001(a)(14) of ERISA) (collectively the "Plans") is in full force and effect. Except for such failures that would not, either individually or in the aggregate, result in a Material Adverse Effect, each of the Plans have been maintained and administered in accordance with their terms, ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. None of the Plans is subject to Title IV of ERISA and no Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA). Each Plan intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service regarding its qualification under such section and no event has occurred which cause any such Plan to lose its qualification.

          n. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights necessary to conduct their respective businesses as now conducted, except where the failure to own or possess such rights would not result, either individually or in the aggregate, in a Material Adverse Effect. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or terminate within two
(2) years from the date of this Agreement, except where such expiration or termination would not result, either individually or in the aggregate, in a Material Adverse Effect. Except as would not have a Material Adverse Effect, the Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets or other intellectual property rights of others, or of any development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(n), and except as would not have a Material Adverse Effect, there is no claim, action or proceeding being made or brought against, or to the knowledge of the Company, being threatened against, the Company or its Subsidiaries regarding its trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets, or infringement of other intellectual property rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

          o. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them.

          p. Environmental Laws. The Company and its Subsidiaries (A) are in compliance with any and all Environmental Laws, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (C) are in compliance with all terms and conditions of any such permit, license or approval, except in each case where the failure of the Company and its subsidiaries would not, either individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect, with respect to the Company and/or its Subsidiaries (1) there are no past or present releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under any Environmental Law and (2) neither the Company nor any of its Subsidiaries has received any notice with respect to the foregoing, nor is any action pending or, to the knowledge of the Company, threatened in connection with the foregoing. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          q. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

          r. Regulatory Permits. Except for Permits (as defined below) the absence of which would not result, either individually or in the aggregate, in a Material Adverse

Effect, the Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses (the "Permits"), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit.

          s. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          t. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares and Warrant Shares issuable upon conversion of the Debentures and exercise of the Warrants, respectively, will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Debentures and the Warrant Shares upon exercise of the Warrants, in accordance with this Agreement and the respective terms of the Debentures and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the company.

          u. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

          v. Tax Status. The Company and each of its Subsidiaries (i) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject,
(ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves for on its books, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (i) above) apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

          w. Transactions With Affiliates. Except as set forth on Schedule 3(w) and in the SEC Documents, and other than the grant of stock options described on
Schedule 3(c), none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

          x. Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, the laws of the state of its incorporation or the laws of any other state which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers' ownership of the Securities.

          y. Rights Agreement. Except as set forth on Schedule 3(y), the Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

          z. No Other Agreements. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

          aa. Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

          bb. Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company or any Subsidiary used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          cc. Solvency. The Company individually and together with its Subsidiaries on a consolidated basis (both before and after giving effect to the transactions contemplated by the Transaction Documents) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured), and currently the Company has no information that would lead it to reasonably conclude that the Company would not have the ability, nor does it intend to take any action that would impair, its ability to pay its debts from time to time incurred in connection therewith as such debts mature.

          dd. Disclosure. All information relating to or concerning the Company or any of its Subsidiaries set forth in this Agreement and provided to the Buyer pursuant to Section 2(d) hereof and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects as of the date of and delivery of such information and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act).

     4. COVENANTS

          a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

          b. Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

          c. Reporting Status. Until the later of (i) the date which is one year after the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Conversion Shares and the Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto) and (ii) the date on which (A) the Investors shall have sold all the Conversion Shares and the Warrant Shares and (B) none of the Debentures or Warrants is outstanding (the "Reporting Period"), the Company shall (x) timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination and (y) will use its best efforts to take all necessary action to maintain its ability to register securities on Form S-3.

          d. Use of Proceeds. The Company will use the proceeds from the sale of the Debentures and the Warrants for general corporate purposes, except that none of the proceeds received from the Debentures shall be applied towards the payment of any obligations of the Sorrento Subsidiary with respect to the exercise of the put by the holders of the Series A.

          e. Financial Information. The Company agrees to file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act. The financial statements of the Company will be prepared in accordance with generally accepted accounting principles, consistently applied, and will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company agrees to send the following to each Investor (as that term is defined in the Registration Rights Agreement) during the Reporting Period: (i) within two (2) days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, provided that if any such report is not filed with the SEC through EDGAR then the Company shall deliver a copy of such report to each Investor by facsimile on the same day it is filed with the SEC; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

          f. Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 150% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of all of the Debentures and the Warrant Shares upon exercise of all of the Warrants (without regard to any limitations on conversions or exercise).

          g. Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. So long as any Securities are outstanding, the Company shall maintain the Common Stock's authorization for quotation on NASDAQ or listing on the NYSE (as applicable, the "Principal Market"). Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock from the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(g).

          h. Filing of Form 8-K. On or before 8:30 a.m., New York City time, on the Business Day following the Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement, the forms of Debentures, the form of Warrants and the Registration Rights Agreement, and the schedules hereto and thereto in the form required by the 1934 Act.

          i. Corporate Existence. So long as a Buyer beneficially owns any Securities, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale of all or substantially all of the Company's assets, where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith and (ii) such surviving or successor entity or its parent into whose stock the Debentures and Warrants will be convertible or exercisable is a publicly traded corporation whose common stock is listed for trading on or quoted on NYSE or NASDAQ.

          j. Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged in compliance with applicable securities laws by an Investor in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation,
Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such reasonable documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

          k. Expenses. Subject to Section 9(l) below, at the Closing, the Company shall pay the legal fees of Bingham Dana and Katten Munchin Zavis (special counsel to Deutsche Banc Alex Brown Inc.) and each Buyer's actual expenses out of the proceeds received at Closing. Prior to the Closing, each Buyer will submit to the Company an estimate of its actual expenses.

          l. Good Standing. At the Closing, the Company shall deliver a good standing certificate to each of the Buyers, certifying the Company's qualification to do business and its good standing in the States of New Jersey and California as certified by the Treasurer of the State of New Jersey and the Secretary of State of the State of California, respectively.

          m. Additional Debentures. For so long as any Buyer beneficially owns any Debentures, the Company shall not issue any other securities that would cause a breach or default under the Debentures.

          n. Transactions With Affiliates. So long as Debentures are outstanding, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, stockholders who beneficially own 5% or more of the Common Stock, or their affiliates, or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each, a "Related Party"), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company or (c) any agreement, transaction, commitment or arrangement on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a 5% or more equity interest in that person or entity, (ii) has 5% or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

          o. Acquisitions. Until the delivery by the Company to the Buyer of all shares of Common Stock upon conversion of the Debentures or all sums of cash upon redemption or repayment of the Debentures, as applicable, such that after such delivery upon any such conversion, redemption or repayment no more than $5,000,000 in principal amount of the Debentures remain outstanding, other than in connection with business acquisitions where the aggregate cash consideration paid for all such transactions does not exceed $1,000,000, the Company covenants and agrees that it will not enter into or complete any business acquisitions, whether stock or asset transactions.

          p. Dividends and Distributions. Until the delivery by the Company to the Buyer of all shares of Common Stock upon conversion of the Debentures or all sums of cash upon redemption or repayment of the Debentures, as applicable, such that after such delivery upon any such conversion, redemption or repayment no more than $500,000 in principal amount of the Debentures remain outstanding, the Company shall not make or fix a record date for the determination of holders of Common Stock or other securities entitled to receive a dividend or other distribution (special or otherwise).

          q. Disclosure. From and after the date hereof, the Company will not provide to any Buyer any material non-public information.

          r. Compliance with Law. The Company will conduct its business in compliance with all applicable laws, rules, ordinances and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations the failure to comply with which would have a Material Adverse Effect.

          s. Insurance. The Company shall maintain liability, casualty and other insurance (subject to customary deductions and retentions) with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size and operations to the Company.

          t. No Integration. The Company will not conduct any future offering that will be integrated with the issuance of the Securities for purposes of the rules promulgated by the SEC or the Principal Market.

          u. Buyers Covenant. Each of the Buyers covenants with respect to itself that from and after the execution of this Agreement (i) neither it nor its affiliates will purchase or sell shares of Common Stock prior to the Closing Date and (ii) it will purchase and sell the Securities in compliance with the rules and regulations of the SEC (except to the extent that such failure to comply results from the breach by the Company of any representation, warranty or covenant in the Transaction Documents).

          v. Buy-Back. If the Registration Statement has not been declared effective by the SEC within one hundred eighty (180) days following the Closing Date, then each Buyer, in its sole discretion, may require the Company to re-purchase the Debentures held by it for an amount in cash equal to the Purchase Price plus all accrued interest which payment shall be made within ten
(10) Business Days of the demand therefor.

          w. Additional Issuances of Securities. The Company shall not without each Buyer's prior written approval, at any time on or before the 120th day following the date that the Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective by the SEC, agree to issue or issue any Common Stock or other equity security or any other security convertible into or exchangeable or exercisable for Common Stock (including any debt financing with an equity component) or any other right to acquire any Common Stock (the "Convertible Securities") pursuant to Section 4(2) of the 1933 Act or an offering of equity securities (including any debt security with an equity component) under Regulation D or Regulation S of the 1933 Act or in any other private placement or enter into any equity issuing arrangement including an "equity line" or similar product if (A) the per share purchase price for the securities to be so issued or sold is less than the greater of (x) the Conversion Price (as defined in the Debentures) then in effect and (y) the Weighted Average Price (as defined in the Debentures) for the Measuring Period ending on the trading day immediately preceding the issuance date or date of applicable contract, as appropriate or (B) the conversion ratio for any such Convertible Securities may fluctuate, in whole or in part, based on or derived from or by reference to any trading price or other measure of value of Common Stock. The foregoing provisions shall not apply to issuances of Common Stock or Convertible Securities (1) in a consensual transaction to the holders of the Series A provided that (x) such issuance of Common Stock or Convertible Securities does not constitute more than 19.99% of the Company's outstanding Common Stock as of the Closing Date, and (y) such issuance is made pursuant to the terms of such Series A Convertible Preferred Stock of the Sorrento Subsidiary in effect on the date immediately preceding the date hereof and such Series A Convertible Preferred Stock of the Sorrento Subsidiary is not amended after the date immediately preceding the date hereof, (2) of up to 14,381,116 shares pursuant to Company authorized stock option plans (which number includes all options already granted), (3) of up to 1,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combinations and similar transactions) pursuant to a Strategic Financing (as defined below), (4) upon the exercise of Convertible Securities issued prior to the date hereof and disclosed on Schedule 3(c) (the "Existing Securities"), provided, that such issuance is made pursuant to the terms of such Existing Securities existing on the date immediately preceding the date hereof and such Existing Securities are not amended after the date immediately preceding the date hereof, (5) to the seller in connection with an acquisition by the Company, so long as such issuances are not primarily for equity financing purposes and the issuance price per share is not less than the lower of the Closing Bid Price on the trading day immediately preceding the issuance date and the twenty (20) day trailing average of such Closing Bid Prices and (6) in a underwritten offering registered with the SEC under the 1933 Act (other than a shelf registration statement pursuant to Rule 415 of the 1933 Act). A "Strategic Financing" shall mean the issuance of Common Stock or warrants to purchase Common Stock at a purchase price or an exercise price, as the case may be, that is not less than the Closing Bid Price of the Common Stock over the five (5) Business Days prior to issuance of such Common Stock or warrant, in connection with any strategic investor, strategic alliance in the telecommunications industry, marketing and promotional contract, vendor, lease, loan or similar arrangement (the primary purpose of which is not to raise equity capital); provided, that the aggregate number of shares of Common Stock which the Company may issue pursuant to this definition shall not exceed 1,000,000 shares (subject to adjustment for stock splits, stock dividends, stock combination and similar transactions); and provided, further that any such issuance in connection with a loan shall be less than 20% of the principal amount of such loan.

          x. Series A Prohibitions. The Company covenants and agrees that none of the Debenture proceeds shall be used to satisfy any obligations to the holders of the Series A, including (without limitation) use any of the proceeds to pay any obligations arising out of the holders of the Series A exercise of their put right. In addition, the Company is prohibited from issuing (through stock or a convertible debt or equity instrument) more than 19.99% of its then outstanding Common Stock to satisfy the Sorrento Subsidiary's Series A put right obligations.

          y. Sale of Subsidiary Capital Stock, etc. The Company covenants and agrees that it will not allow the Sorrento Subsidiary to enter into or undertake any transaction, arrangement or agreement (whether a consolidation, merger, issue or sale of Capital Stock or other securities, reorganization, voting agreement or otherwise) which would cause a Change of Control (as defined in the Debenture) (collectively, the "Sorrento Subsidiary Sale"). For purposes hereof, the term "Capital Stock" shall mean any shares, interests, participations or other equivalents (howsoever designated) of corporate capital stock or any options, warrants or other rights to subscribe for, or to purchase, or to convert any property into, or to exchange any property for, any such corporate capital stock, options, warrants or other rights. The Company hereby agrees that any Sorrento Subsidiary Sale shall be deemed to be a Change of Control (as defined in the Debentures) of the Company pursuant to the Debentures.

          z. Shareholder Approval. Unless the NASD Approval (as defined in the Debentures) has been obtained prior to the NASD Deadline, the Company shall (i) solicit a Shareholder Vote (as defined in the Debentures) for the purpose of approving the issuance of Common Stock upon conversion of the Debentures and exercise of the Warrants at a price per share less than the market value of the Common Stock as of the Closing Date on or prior to the earlier of (i) 120 days from the Closing Date (the "Stockholder Meeting Deadline") or (ii) the next meeting of the stockholders of the Company. The Company shall use its best efforts to solicit its stockholders' approval of such issuance of Common Stock upon conversion of the Debentures and exercise of the Warrants at a price per share less than the market value of the Common Stock as of the Closing Date, including the hiring of a nationally-recognized proxy solicitation firm to solicit such approval, and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal.

          aa. The Company covenants and agrees that (1) it will not amend, alter, change, or otherwise modify any provision of the Escrow Agreement without the prior written consent of all of the Buyers and (2) it will not change the Escrow Agent without the prior written consent of Buyers holding at least two-thirds of the Outstanding Principal Amount (as defined in the Debentures) of the Debentures. The Company covenants to insure that $10,244,635.87 will be on deposit with the Escrow Agent.

     5. TRANSFER AGENT INSTRUCTIONS

     The Company shall issue irrevocable instructions to its transfer agents, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and Warrant Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Debentures, or exercise of the Warrants, as applicable (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5 and stop transfer instructions to give effect to Section 2(f) hereof (in the case of the Conversion Shares and the Warrant Shares, prior to registration of the Conversion Shares and the Warrant Shares under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Debentures, the Warrants and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of Securities may be made without registration under the 1933 Act or the Buyer provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144(k), the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates, or credit shares to one or more balance accounts at DTC, in such name and in such denominations as specified by such Buyer and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

     The obligation of the Company to issue and sell the Debentures and the Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

          (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

          (ii) Such Buyer shall have delivered to the Company the purchase price (less the amounts withheld pursuant to Section 4(k)) for the Debentures and the Warrants being purchased by such Buyer at the Closing, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

          (iii) The representations and warranties of such Buyer shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

          7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE

          The obligation of each Buyer hereunder to purchase the Debentures and the Warrants from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

          (i) The Company shall have executed each of the Transaction Documents and delivered the same to such Buyer.

          (ii) The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either
     (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares issuable upon conversion of the Debentures (without regard to any limitations on conversions) and the Warrant Shares issuable upon exercise of the Warrants (without regard to any limitations on exercises) shall be listed (subject to official notice of issuance) upon the Principal Market.

          (iii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including, without limitation, an update as of the Closing Date regarding the representation contained in Section 3(c) above.

          (iv) Such Buyer shall have received the opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP,, dated as of the Closing Date, in the form of Exhibit E, attached hereto.

          (v) The Company shall have executed and delivered to such Buyer the Debentures and Warrants (in such denominations as such Buyer shall request) for the Debentures and the Warrants being purchased by such Buyer at the Closing.

          (vi) The Board of Directors of the Company shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the "Resolutions").

          (vii) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants 11,731,437 shares of its Common Stock.

          (viii) The Irrevocable Transfer Agent Instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

          (ix) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and the Sorrento Subsidiary and Meret Communications, Inc. in such entity's state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of a date within ten (10) days of the Closing Date.

          (x) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of New Jersey as of a date within ten (10) days of the Closing Date.

          (xi) The Company shall have delivered to such Buyer a secretary's certificate, dated as of the Closing Date, certifying as to (A) the Resolutions, (B) the Certificate of Incorporation and (C) the By-laws, each as in effect at the Closing.

          (xii) The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

          (xiii) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five (5) days of the Closing Date.

          (xiv) The Company shall have received a minimum of $25 million in the aggregate from the Buyers to purchase the Debentures. In the event that the Company does not receive at least $25 million from the Buyers, all funds shall be immediately returned to the Buyers.

          (xv) The Company shall have filed the Certificate of Designation for the Preferred Shares with the Secretary of State of the State of New Jersey, and shall have delivered a copy thereof to such Buyer certified by the Secretary of State of the State of New Jersey.

          (xvi) The parties thereto shall have executed and delivered the Escrow Agreement.

          (xvii) The Company shall have delivered to the Buyers such other documents relating to the transactions contemplated by the Transaction Documents as the Buyers or their counsel may reasonably request.

          8. INDEMNIFICATION.

          In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee (other than a cause of action, suit or claim which is (x) brought or made by the Company and (y) is not a stockholder derivative suit) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (iii) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 8 shall be the same as those set forth in Sections 6(a) and (d) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.

     9. MISCELLANEOUS.

          a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts sitting in the Southern District of New York and the state courts in the borough of Manhattan, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of at least two-thirds of the outstanding principal amount of the Debentures or Conversion Shares, as applicable. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Debentures then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Conversion Shares, as the case may be.

          f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

          If to the Company:
                   Sorrento Networks Corporation
                   9990 Mesa Rim Road
                   San Diego, CA 92121
                   Telephone: 858-558-3960
                   Facsimile: 858-558-3974
                   Attention:   General Counsel and
                                Chief Financial Officer

          With a copy to:
                   Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP 99 Wood Avenue South
                   P.O. Box 5600
                   Woodbridge, NJ 07095
                   Telephone: 732-549-5600
                   Facsimile:  732-549-1881
                   Attention:  W. Raymond Felton

          If to the Transfer Agent:
                   American Stock Transfer & Trust Co.
                   6201 15th Avenue, 3rd Floor
                   Brooklyn, New York 11211
                   Telephone: 718-921-8254
                   Facsimile: 718-921-8328
                   Attention: Theresa Conrad

     If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

          g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two-thirds of the outstanding principal amount of the Debentures including by merger or consolidation, except pursuant to a Change of Control with respect to which the Company is in compliance with the terms of the Debentures and Section 4(j) of this Agreement. A Buyer may assign some or all of its rights hereunder without the consent of the Company; provided, however, that the transferee has agreed in writing to be bound by the applicable provisions of this Agreement. The Buyers shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan secured by the Securities.

          h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          i. Survival. Unless this Agreement is terminated under Section 9(l), the representations and warranties of the Company and the Buyers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9, and the indemnification provisions set forth in Section 8, shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

          j. Publicity. The Company and each Buyer shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions in the form as is required by applicable law and regulations (although each Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

          k. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          l. Termination. In the event that the Closing shall not have occurred with respect to a Buyer on or before five (5) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, that if this Agreement is terminated pursuant to this Section 9(l), the Company shall remain obligated to reimburse any nonbreaching Buyer for the expenses described in Section 4(l) above.

          m. Placement Agent. The Company acknowledges that it has not engaged a placement agent in connection with the sale of the Debentures or the Warrants, except S.G. Cowen in its role as placement agent of the Debentures and Warrants. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.

          n. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

          o. Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

          p. Payment Set Aside. To the extent that the Company makes a payment or payments to any Buyer hereunder or pursuant to any of the other Transaction Documents, or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          q. Equitable Relief. The Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

          r. Crescent. The parties hereby acknowledge that any reference to interest made herein or in any other Transaction Document is not applicable to Crescent.

Furthermore, the parties hereby acknowledge that in lieu of any interest due and owing to the Buyers hereunder or pursuant to any other Transaction Document, Crescent shall accrue a corresponding fee in the equivalent pro-rata amount earned by the other Buyers.

          IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.



                                       COMPANY:

                                       SORRENTO NETWORKS CORPORATION


                                       By: /s/ Joe R. Armstrong
                                          -----------------------------------
                                          Name: Joe R. Armstrong
                                          Title: Chief Financial Officer

                                        BUYERS:

                                        DEUTSCHE BANC ALEX. BROWN INC., as
                                        agent for DEUTSCHE BANK AG, LONDON
                                        BRANCH

                                        By: /s/ Daniel Gold
                                            -----------------------------
                                        Name:  Daniel Gold
                                        Title: Managing Director

                                        By: /s/ Nicholas Brumm
                                            -----------------------------
                                        Name:  Nicholas Brumm
                                        Title: Director


                                        SOCIETE GENERALE

                                        By: /s/ Guillaume Pollet
                                            -----------------------------
                                        Name:  Guillaume Pollet
                                        Title: Managing Director


                                        ZLP MASTER FUND, LTD.

                                        By: /s/ Stuart J. Zimmer
                                            -----------------------------
                                        Name:  Stuart J. Zimmer
                                        Title: Director


                                        ZLP MASTER TECHNOLOGY FUND, LTD.

                                        By: /s/ Stuart J. Zimmer
                                            -----------------------------
                                        Name:  Stuart J. Zimmer
                                        Title: Director


                                        STEELHEAD INVESTMENTS LTD.

                                        By: /s/ Kevin O'Neal
                                            -----------------------------
                                        Name:  Kevin O'Neal
                                        Title: Authorized Signatory

                                        CRESCENT INTERNATIONAL, LTD.

                                        By:
                                            -----------------------------
                                        Name:
                                        Title:


                                        RIVERVIEW, LLC

                                        By: /s/ Terry Feeney
                                            -----------------------------
                                        Name:  Terry Feeney
                                        Title: Chief Financial Officer


                                        VERTICAL INTERNATIONAL LIMITED

                                        By: /s/ Kenneth L. Henderson
                                            -----------------------------
                                        Name:  Kenneth L. Henderson
                                        Title: Attorney-in-Fact


                                        GRYPHON MASTER FUND, L.P.

                                        By: /s/ E.B. Lyon
                                            -----------------------------
                                        Name:  E.B. Lyon
                                        Title: Partner


                                        LANGLEY PARTNERS, L.P.

                                        By: /s/ Jeffrey Thorp
                                            -----------------------------
                                        Name:  Jeffrey Thorp
                                        Title: Managing Member


                                        ELLIOTT ASSOCIATES, L.P.

                                        By: /s/ Elliot Greenberg
                                            -----------------------------
                                        Name:  Elliot Greenberg
                                        Title: Vice President

                               SCHEDULE OF BUYERS

                                                        Principal
                                                          Amount
                              Investor Address              of         Escrow    Number of  Investor's Representatives' Address
   Investor Name            and Facsimile Number        Debentures     Amount    Warrants       and Facsimile Number
   -------------            --------------------        ----------     ------    --------   -----------------------------------
Deutsche Bank AG,     c/o Deutsche Banc Alex.           7,500,000   2,386,172.95   780,708    c/o Deutsche Banc Alex.
London Branch         Brown, Inc.                                                             Brown. Inc.
                      31 West 52nd Street (16th Floor)                                        31 West 52nd Street (16th Floor)
                      New York, NY 10019                                                      New York, NY 10019
                      Attn: Daniel Gold/Nick                                                  Attn: Daniel Gold/Nick
                      Brumm/Tracy Fu                                                          Brumm/Tracy Fu
                      212-469-5787                                                            212-469-5787

Gryphon Master Fund*  45 Rockefeller Plaza               3,000,000    954,469.18   312,283    45 Rockefeller Plaza
                      Suite 2038                                                              Suite 2038
                      New York, NY 10011                                                      New York, NY 10011
                      Attn: Michael Fein                                                      Attn: Michael Fein
                      212-332-5050                                                            212-332-5050


Zimmer Lucas          45 Broadway, 28th Floor            5,000,000  1,590,781.97    520,472   45 Broadway, 28th Floor
Partners              New York, NY 10006                                                      New York, NY 10006
                      Attn: Stuart Zimmer                                                     Attn: Stuart Zimmer
                      212-440-0750                                                            212-440-0750

Societe Generale      1221 Avenue of the Americas        4,000,000  1,272,625.57    416,378   1221 Avenue of the Americas
                      New York, NY 10020                                                      New York, NY 10020
                      Attn: Guillaume Pollet                                                  Attn: Guillaume Pollet
                      212-278-5467                                                            212-278-5467

Vertical Ventures*    160 Central Park South             3,000,000    954,469.18    312,283   160 Central Park South
                      New York, NY 10019                                                      New York, NY 10019
                      Attn: Scott Cohen/Josh Silverman                                        Attn: Scott Cohen/Josh Silverman
                      212-974-2365                                                            212-974-2365

Crescent              c/o Greenlight                     1,200,000    381,787.67    124,913   c/o Greenlight
International, Ltd.   84 Avenue Louis Casai, 1216                                             84 Avenue Louis Casai, 1216
                      Cointrin                                                                Cointrin
                      Geneva, Switzerland                                                     Geneva, Switzerland
                      Attn: Ali Dadressan                                                     Attn: Ali Dadressan
                      011-4122-791-72-98                                                      011-4122-791-72-98

River View LLC        c/o Millenium Partners             2,000,000    636,312.79    208,189   c/o Millenium Partners
                      666 5th Avenue                                                          666 5th Avenue
                      New York, NY 10103                                                      New York, NY 10103
                      Attn: Dan Cardella                                                      Attn: Dan Cardella
                      212-841-6302                                                            212-841-6302

Elliott Associates,   45 Rockefeller Plaza               1,000,000    317,765.18    104,094   45 Rockefeller Plaza
L.P.*                 Suite 2038                                                              Suite 2038
                      New York, NY 10011                                                      New York, NY 10011
                      Attn: Michael Fein                                                      Attn: Michael Fein
                      212-332-5050                                                            212-332-5050

Langley Partners,     45 Rockefeller Plaza               3,000,000    954,469.18    312,283   45 Rockefeller Plaza
L.P.*                 Suite 2038                                                              Suite 2038
                      New York, NY 10011                                                      New York, NY 10011
                      Attn: Michael Fein                                                      Attn: Michael Fein
                      212-332-5050                                                            212-332-5050

Steelhead             45 Rockefeller Plaza               2,500,000    795,782.28    260,236   45 Rockefeller Plaza
Investments Ltd.*     Suite 2038                                                              Suite 2038
                      New York, NY 10011                                                      New York, NY 10011
                      Attn: Michael Fein                                                      Attn: Michael Fein
                      212-332-5050                                                            212-332-5050

* With a copy to:

Robinson Silverman Pearce Aronsohn & Berman LLP
1290 Avenue of the Anericas
New York, NY 10104
Attn:  Eric L. Cohn, Esq.
212-541-1432

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
1.  PURCHASE AND SALE OF DEBENTURES AND WARRANTS..........................2

2.  BUYER'S REPRESENTATIONS AND WARRANTIES................................3

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................6

4.  COVENANTS.............................................................16

5.  TRANSFER AGENT INSTRUCTIONS...........................................22

6.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL........................22

7.  CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.....................23

8.  INDEMNIFICATION.......................................................25

9.  MISCELLANEOUS.........................................................26

                                    SCHEDULES

Schedule 3(a)     -   Subsidiaries
Schedule 3(c)     -   Capitalization
Schedule 3(e)     -   Conflicts
Schedule 3(h)     -   Litigation
Schedule 3(l)     -   Integration
Schedule 3(m)(ii) -   Employee Matters
Schedule 3(n)     -   Intellectual Property
Schedule 3(o)     -   Liens
Schedule 3(p)(ii) -   Environmental
Schedule 3(w)     -   Transactions with Affiliates
Schedule 3(y)     -   Rights Agreement
Schedule 4(d)     -   Use of Proceeds

                                    EXHIBITS

Exhibit A  -  Form of Debenture
Exhibit B  -  Form of Warrant
Exhibit C  -  Form of Registration Rights Agreement
Exhibit D  -  Form of Irrevocable Transfer Agent Instructions
Exhibit E  -  Form of Company Counsel Opinion

                                      INDEX

                                                                          Page
                                                                          ----
1933 Act.....................................................................1
1934 Act.....................................................................9
Affiliate...................................................................19
Agreement....................................................................1
Business Day.................................................................3
Buyer........................................................................1
By-laws......................................................................8
Certificate of Incorporation.................................................8
Closing......................................................................2
Closing Date.................................................................3
Code........................................................................12
Common Stock.................................................................1
Company......................................................................1
Conditions to Cancellation of Right to Exercise Warrants.....................2
Conversion Shares............................................................1
Convertible Securities......................................................20
Debentures...................................................................1
Environmental Laws..........................................................13
ERISA.......................................................................12
Existing Securities.........................................................21
Hazardous Materials.........................................................13
Indemnified Liabilities.....................................................25
Indemnitees.................................................................25
Irrevocable Transfer Agent Instructions.....................................22
Material Adverse Effect......................................................6
Measuring Period.............................................................3
NASDAQ.......................................................................2
NYSE.........................................................................2
Permits.....................................................................14
Plans.......................................................................12
Principal Market............................................................18
Registration Rights Agreement................................................2
Registration Statement.......................................................2
Regulation D.................................................................1
Related Party...............................................................19
Reporting Period............................................................17
Resolutions.................................................................24
Rule 144.....................................................................5
SEC..........................................................................1
SEC Documents................................................................9
Securities...................................................................4
Strategic Financing.........................................................21
Subsidiaries.................................................................6
Transaction Documents........................................................7
Warrant Cancellation Date....................................................2
Warrant Cancellation Notice..................................................2
Warrant Shares...............................................................1
Warrants.....................................................................1

                         Schedule 3(c) - Capitalization

Authorized Shares:
         Common Stock, $.30 par value                                        150,000,000
         Preferred Stock, $.01 par value                                       2,000,000
              preferred stock series designated:
                           Preferred Stock, Series A                               2,500
                           Preferred Stock, Series B                               1,000
                           Preferred Stock, Series C                              10,000
                           Preferred Stock, Series D                               3,000
                           Preferred Stock, Series E                           1,000,000

Issued and Outstanding Shares at July 17, 2001:

         Common Stock issued                                                  14,237,914
         Less: Treasury stock                                                     (8,888)
                                                                                  ------
         Common Stock issued and outstanding                                  14,229,026

         Preferred Stock:
                  Series D - shares outstanding                                    1,353

"Conversion" value of outstanding preferred stock (convertible at an average of the five days market closing price)

                                                         Conversion             Estimated
                                                            Value                Reserve
                                                            -----                -------
         Series D                                        $1,353,000              193,286

Shares reserved for issuance under Company's stock plans:

         Options outstanding under Company's option plans including the 1988
              Stock Option Plan, the 1997 Incentive and Non-Qualified Stock
              Option Plan, the 1997 Director Stock Option Plan, and the 2000
              Stock Incentive Plan all of which have been
              filed with various SEC filings                                   4,866,336
         Shares reserved for issuance under the 2000 Stock
         Incentive Plan                                                        4,807,449
                                                                               ---------
                                                                               9,673,785
                                                                               ---------

         The Company's 2000 Stock Incentive Plan contains provisions which provide for stock appreciation rights. None of the currently outstanding options contain any stock appreciation rights.

Shares reserved for issuance under Sorrento Networks, Inc. stock plan:

         Options to acquires shares of subsidiary at assumed
              conversion of 1 for 3.9; option holders may
              elect conversion                                                4,707,331

Total warrants to acquire Company's common stock outstanding:

         As of July 17, 2001                                                    509,833

Other commitments:

         Pursuant to a Stock Purchase Agreement dated as of March 22, 2001, the Company is potentially liable for the issuance of additional shares of common stock to the purchasers in the event the Company issues equity securities, including convertible debt, at a price less than $6.5531 per share from March 22, 2001 through September 13, 2002. In addition, the Company would be required to issue warrants to acquire additional shares (25% of the additional shares issued) exercisable at 125% of the reduced purchase price. The Company has filed the required registration agreement on Form S-3 provided by this agreement, except as regards potentially issuable shares, and such Registration Statement became effective on June 5, 2001.

         Sorrento Networks, Inc. ("Sorrento") has 9,495,770 shares of its Series A Preferred Stock outstanding of which 899,437 are held by the Company. Each share of Sorrento's Series A Preferred Stock is convertible into one share of Sorrento's common stock at the option of the holder and has a liquidation preference of $5.45 per share. The holders of more than 50% of the then outstanding Series A shares requested a redemption at the current liquidation preference of $48.8 million. The requested redemption can only be made from specified categories of funds, and Sorrento cannot legally redeem any of the Series A shares at this time. The Company with the assistance of an investment banking firm is attempting to structure an agreement between Sorrento and the Series A shareholders regarding their redemption request which may include the issuance of the Company's common stock or a newly designated convertible preferred stock.

                            Schedule 3(e) - Conflicts

         As a result of necessary cash requirements to fund continuing operations of its subsidiary, Sorrento, the Company has financed Sorrento with various amounts from time to time after March 3, 2000 which, in the aggregate, total approximately $36,000,000 as of July 17, 2001. Sorrento has not sought approval of its Series A shareholders with respect to such financings, which approval might have been required. However, the Board of Directors of the Company and Sorrento have agreed to a transaction whereby Sorrento would sell additional shares of its Series A Preferred to the Company, on the same terms and conditions and for the same price as previous issuances of said stock, for which the sole consideration would be the extinguishment of the aforesaid inter-company obligation, and for which approval of the Series A shareholders should not be required.

                           Schedule 3(h) - Litigation

         The only litigation currently pending or threatened against the Company or any of its subsidiaries of which the Company is aware of are the following:

         1. Telcom-SNI Investors, L.L.C., Andersen, Weinroth & Co., L.P., and Belmarken Holding N.V. v. Sorrento Networks, Inc., Civil Action No. 18915-NC in the Delaware Court of Chancery.

                  This action has been brought pursuant to Delaware General Corporation Law Section 220 seeking inspection of the books and records of Sorrento Networks, Inc. Trial is set for August 8, 2001. No monetary or other relief is sought besides access to the books and records of Sorrento Networks, Inc.

         2. Cirtran Corporation v. Osicom Technologies, Inc., a New Jersey corporation and Entrada Networks, Inc., a Delaware corporation, Case No. 2:01-CV-142B in the United States District Court for the District of Utah.

                  This is an action against the predecessor of the Company, and a former subsidiary of the Company, alleging that the former subsidiary owes a supplier in excess of $800,000 as a result of transactions by the former subsidiary in the normal course of business. No claims are made in this action arising from transactions between the plaintiff and the Company or any of its current subsidiaries. The Company has filed a motion to dismiss on the basis of lack of personal jurisdiction, and believes that, to the extent the Complaint can be construed as alleging claims against it, any such claims are without merit.

The only securities related litigation in which a current director or officer of the Company has been party within the past five years is the case styled In re Osicom Technologies, Inc. Securities Litigation, Master File No. CV-99-4321-R(Mcx), United States District Court, Central District of California. Dr. Xin Cheng, the Company's Chairman and Chief Executive Officer, was a named defendant in this class action, which alleged violations of sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, on behalf of a class of purchasers of Osicom's publicly traded securities during the period July 2, 1998 through April 20, 1999, inclusive. In September 2000, the action was dismissed with prejudice against all defendants, pursuant to a settlement agreement approved by the court after notice and hearing.

                           Schedule 3(l) - Integration

            None.

                Schedule 3(m) - Employment Matters; ERISA Matters

         One of the Executive Officers of the Company, who is not active in day-to-day operations, has indicated that he will resign as an officer in the near future.

                  Schedule 3(v) - Transactions with Affiliates

            None.

                        Schedule 3(y) - Rights Agreement

         On June 25, 2001, the Company's board of directors authorized management to draft a shareholder rights plan, and subsequently approved said plan by unanimous consent. The Company is in the process of implementing this plan.